UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): March 30, 2007

NEUROBIOLOGICAL TECHNOLOGIES, INC.

(Exact Name of Registrant as Specified in Charter)

Delaware	000-23280	94-3049219
(State of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

2000 Powell Street, Suite 800, Emeryville, California	94608
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (510) 595-6000

NOT APPLICABLE

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On March 30, 2007, Neurobiological Technologies, Inc., (the “Company”) entered into a Securities Purchase Agreement with certain institutional investors (the “Purchase Agreement”) relating to the offering and sale of 3,043,478 units at a price of $2.30 per unit, with each unit comprising one share of common stock and a warrant to purchase one share of common stock (the “Offering”). The Offering is expected to close on April 4, 2007 and, without giving effect to the potential exercise of the warrants, will result in gross offering proceeds of $7 million and net offering proceeds, after placement agent fees and expenses, of approximately $6.6 million. The warrants will be exercisable for five years and have an exercise price of $2.40 per share.

The Offering was made pursuant to the Company’s shelf registration statement on Form S-3 (File No. 333-123017). The Company will, pursuant to Rule 424(b) under the Securities Act of 1933, file with the Securities and Exchange Commission a prospectus and prospectus supplement relating to the Offering. A copy of the Purchase Agreement is attached hereto as Exhibit 10.1 and the form of warrant is attached hereto as Exhibit 4.1.

Also on March 30, 2007, the Company entered into a Placement Agent Agreement with Rodman & Renshaw LLC (“R&R”) and Dawson James Securities (“DJS”), pursuant to which the Company engaged R&R and DJS to act as the Company’s placement agents with respect to the Offering. Under the terms of the Placement Agent Agreement, the Company agreed to pay a total fee of 6% of the gross offering proceeds. Additionally, the Company will issue to R&R and DJS common stock warrants, of like tenor to the warrants issued in the Offering, for a total of 182,608 shares of common stock.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits

Exhibit	Description
4.1	Form of Common Stock Warrant

10.1	Securities Purchase Agreement, dated March 30, 2007.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Neurobiological Technologies, Inc.

April 2, 2007	By:	/s/ Craig Carlson
Craig Carlson Chief Financial Officer